News Release

International Paper Reports Full-Year and Fourth Quarter 2019 Results

MEMPHIS, Tenn. – January 30, 2020 – International Paper (NYSE: IP) today reported full-year and fourth quarter 2019 financial results.

HIGHLIGHTS

•Full-year and fourth quarter net earnings attributable to International Paper of $1.2 billion ($3.07 per diluted share) and $165 million ($0.42 per diluted share), respectively, compared with $2.0 billion ($4.85 per diluted share) for full-year 2018, $344 million ($0.87 per diluted share) in the third quarter of 2019 and $316 million ($0.78 per diluted share) in the fourth quarter of 2018
•Full-year and fourth quarter adjusted operating earnings* (non-GAAP) of $1.8 billion ($4.43 per diluted share) and $430 million ($1.09 per diluted share), respectively, compared with $2.2 billion ($5.32 per diluted share) for full-year 2018, $431 million ($1.09 per diluted share) in the third quarter of 2019 and $670 million ($1.65 per diluted share) in the fourth quarter of 2018
•Fourth quarter cash provided by operations of $928 million, bringing full-year 2019 to $3.6 billion compared with $3.2 billion for full-year 2018
•Fourth quarter debt reduction of $582 million, bringing full-year 2019 to $973 million
•Returned $1.3 billion to shareholders in 2019 through dividends of $796 million and share repurchases of $485 million

“International Paper delivered solid earnings and outstanding cash generation in the fourth quarter and full-year 2019,” said Mark Sutton, Chairman and Chief Executive Officer. “We again demonstrated our flexibility to navigate through challenging market conditions by optimizing our full value chain. In 2019, we returned $1.3 billion to shareholders and reduced debt by $1.0 billion, while continuing to strengthen our packaging business through targeted investments. We are delivering commercial wins and will continue to tightly manage costs, capital spending and working capital to generate strong cash flows in 2020, despite earnings headwinds. Additionally, we will continue to make choices consistent with our capital allocation framework to drive long-term value creation.”

Diluted Net EPS Attributable to International Paper Shareholders and Adjusted Operating EPS

	Fourth Quarter 2019	Third Quarter 2019	Fourth Quarter 2018	Full-Year 2019	Full-Year 2018
Net Earnings	$0.42	$0.87	$0.78	$3.07	$4.85
Less – Discontinued Operations (Gain) Loss	—	—	—	—	(0.83)
Net Earnings (Loss) from Continuing Operations	0.42	0.87	0.78	3.07	4.02
Add Back – Non-Operating Pension Expense	0.02	0.02	0.79	0.07	0.90
Add Back – Net Special Items Expense (Income)	0.65	0.20	0.08	1.29	0.40
Adjusted Operating Earnings*	$1.09	$1.09	$1.65	$4.43	$5.32

* Adjusted operating earnings (non-GAAP) is defined as net earnings from continuing operations attributable to International Paper Company (GAAP) excluding special items and non-operating pension expense. Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. For discussion of special items, net and non-operating pension expense, see the Consolidated Statement of Operations and related notes.

Key Financial Measures

(In millions)	Fourth Quarter 2019	Third Quarter 2019	Fourth Quarter 2018	Full-Year 2019	Full-Year 2018
Net Sales	$5,498	$5,568	$5,951	$22,376	$23,306
Net Earnings Attributable to International Paper	165	344	316	1,225	2,012
Business Segment Operating Profit	669	701	936	2,599	3,082
Adjusted Operating Earnings	430	431	670	1,768	2,204
Cash Provided By (Used For) Operations	928	882	821	3,610	3,226
Free Cash Flow*	565	597	535	2,334	1,654

* Free cash flow is a non-GAAP financial measure. A reconciliation of free cash flow to the most comparable GAAP measure, cash provided by (used for) operations, and disclosure regarding why we believe that free cash flow provides useful information to investors, is included later in this release.

SEGMENT INFORMATION
Business segment operating profits are used by International Paper's management to measure the earnings performance of its businesses. Full-year and fourth quarter 2019 business segment net sales and operating profits compared with the full-year 2018, the third quarter of 2019 and the fourth quarter of 2018 are as follows:
Business Segment Results

(In millions)	Fourth Quarter 2019	Third Quarter 2019	Fourth Quarter 2018	Full-Year 2019	Full-Year 2018
Net Sales by Business Segment
Industrial Packaging	$3,810	$3,820	$4,017	$15,326	$15,900
Global Cellulose Fibers	577	624	736	2,551	2,819
Printing Papers	1,067	1,071	1,160	4,291	4,375
Corporate and Inter-segment Sales	44	53	38	208	212
Net Sales	$5,498	$5,568	$5,951	$22,376	$23,306
Operating Profit by Business Segment
Industrial Packaging	$605	$535	$646	$2,076	$2,277
Global Cellulose Fibers	(45)	4	93	(6)	262
Printing Papers	109	162	197	529	543
Total Business Segment Operating Profit	$669	$701	$936	$2,599	$3,082
Industrial Packaging operating profits in the fourth quarter of 2019 were $605 million compared with $535 million in the third quarter of 2019. In North America, earnings increased due to improved demand for export containerboard, lower planned maintenance outage expenses and lower input costs, primarily for wood. Earnings were negatively impacted by lower average sales prices for export containerboard and boxes. Earnings benefited from a favorable inventory valuation adjustment in the fourth quarter of 2019. In Europe, earnings improved driven by seasonally higher volumes, primarily in Morocco, improved margins and continued performance improvements at the Madrid, Spain mill, slightly offset by unfavorable foreign currency impacts, primarily in Turkey.
Global Cellulose Fibers operating profits in the fourth quarter of 2019 were $(45) million compared with $4 million in the third quarter of 2019. Fourth quarter results were impacted by lower prices across all regions on very challenging supply and demand conditions.
Printing Papers operating profits in the fourth quarter of 2019 were $109 million compared with $162 million in the third quarter of 2019. In North America, earnings decreased due to lower average sale prices, an unfavorable geographic mix and increased operating costs partially offset by lower planned maintenance outage expenses and input costs, primarily for wood. Earnings were negatively impacted by an unfavorable inventory valuation adjustment in the fourth quarter of 2019. In Brazil, earnings decreased slightly due to lower average sales prices in export markets and increased operating costs mostly offset by seasonally stronger domestic demand and lower input costs. In Europe and Russia, earnings decreased primarily due to higher planned maintenance outages in Europe and lower average sales margins in both regions.

EQUITY METHOD INVESTMENTS
Ilim joint venture equity earnings were $21 million in the fourth quarter of 2019 compared with $18 million in the third quarter of 2019. Operationally, earnings increased slightly as improved sales volumes were mostly offset by lower export sales prices for hardwood pulp, softwood pulp and containerboard to China and other export markets. The Company recognized a non-cash after-tax foreign exchange gain of $8 million in the fourth quarter of 2019 ($0.02 per diluted share), compared with a loss of $4 million in the third quarter of 2019 ($0.01 per diluted share), primarily due to Ilim's U.S. dollar denominated net debt.

Graphic Packaging equity earnings on our then 21.6% ownership position were $9 million in the fourth quarter of 2019, compared with $10 million in the third quarter of 2019.

CORPORATE EXPENSES
Corporate expenses were $9 million for the fourth quarter of 2019, compared with $21 million in the third quarter of 2019.

EFFECTIVE TAX RATE
The reported effective tax rate for the fourth quarter of 2019 was 66%, compared to a 2019 third quarter reported effective tax rate of 30%. The higher tax rate in the fourth quarter reflects tax expense related to a foreign deferred tax valuation allowance, that was partially offset by a tax benefit from internal investment restructuring, both of which are included as special items. This non-cash valuation allowance was recorded as a result of tax law changes in foreign jurisdictions impacting future utilization of deferred tax assets of $203 million.
Excluding special items and non-operating pension expense, the operational effective tax rate for the fourth quarter of 2019 was 26%, compared with 27% for the third quarter of 2019. The lower operational effective tax rate in the fourth quarter is primarily due to the U.S. taxation of foreign earnings and related tax adjustments to the U.S. Federal tax provision recorded in the third quarter.

EFFECTS OF SPECIAL ITEMS
Special items in the fourth quarter of 2019 amount to a net after-tax charge of $258 million ($0.65 per diluted share) compared with $80 million ($0.20 per diluted share) in the third quarter of 2019 and $32 million ($0.08 per diluted share) in the fourth quarter of 2018. Special items in all periods include the following charges (gains):

	Fourth Quarter 2019		Third Quarter 2019		Fourth Quarter 2018
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Restructuring and other charges, net:
Debt extinguishment costs	$21	$16	$—	$—	$10	$7
EMEA Packaging business optimization	15	12	—	—	(1)	(1)
Overhead cost reduction initiative	—	—	21	16	—	—
Gain on sale of investment in Liaison Technologies	—	—	—	—	(31)	(23)
Riverdale mill conversion severance	—	—	—	—	3	2
Total restructuring and other charges, net	36	28	21	16	(19)	(15)
Global Cellulose Fibers goodwill impairment	52	42	—	—	—	—
Litigation reserves	19	14	22	17	—	—
Environmental remediation reserve adjustment	10	8	15	11	—	—
Abandoned property removal	15	12	13	10	8	6
India transaction	5	4	6	6	—	—
Foreign value-added tax refund accrual	(6)	(4)	—	—	—	—
Italian antitrust fine	—	—	32	32	—	—
Gain on sale of previously closed Oregon mill site	—	—	(9)	(7)	—	—
Multi-employer pension plan exit liability adjustment	—	—	(7)	(6)	—	—
Other	5	4	1	1	(4)	(3)
Foreign deferred tax valuation allowance	—	203	—	—	—	—
Tax expense (benefit) related to internal investment restructuring	—	(53)	—	—	—	19
Tax expense related to foreign tax audits	—	—	—	—	—	25
Total special items, net	$136	$258	$94	$80	$(15)	$32

EARNINGS WEBCAST
The company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the company’s website at internationalpaper.com by clicking on the Performance tab and going to the Presentations and Events/Webcasts page. A replay of the webcast will also be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper fourth quarter earnings call. The conference ID number is 7981547. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (855) 859-2056 or (800) 585-8367, and when prompted for the conference ID, enter 7981547.

About International Paper
International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa and Russia. We produce corrugated packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; and papers that facilitate education and communication. We are headquartered in Memphis, Tenn., employ more than 50,000 colleagues and serve more than 25,000 customers in 150 countries. Net sales for 2019 were $22 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “believes”, “estimates” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the level of indebtedness and changes in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition International Paper faces, cyclicality and changes in consumer preferences, demand and pricing for International Paper products; (iii) domestic and global economic conditions and political changes, including but not limited to changes in currency exchange rates, trade protectionist policies, downgrades in International Paper’s credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations, (iv) the amount of International Paper’s future pension funding obligations, and pension and health care costs; (v) unanticipated expenditures or other adverse developments related to the cost of compliance with existing and new environmental, tax, labor and employment, privacy, and other U.S. and non-U.S. governmental laws and regulations; (vi) whether International Paper experiences a material disruption at one of its manufacturing facilities; (vii) risks inherent in conducting business through joint ventures; (viii) International Paper’s ability to achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures and other corporate transactions, (ix) information technology risks, and (x) loss contingencies and pending, threatened or future litigation, including with respect to environmental related matters. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in International Paper’s press releases and U.S. Securities and Exchange Commission filings. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

###
Contacts:
Media: Thomas J. Ryan, 901-419-4333; Investors: Guillermo Gutierrez; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,				Three Months Ended September 30,		Twelve Months Ended December 31,
	2019		2018		2019		2019		2018
Net Sales	$5,498		$5,951		$5,568		$22,376		$23,306
Costs and Expenses
Cost of products sold	3,666	(a)	3,798	(j)	3,772	(a)	15,268	(a)	15,555	(j)
Selling and administrative expenses	445	(b)	446		387		1,647	(b)	1,723	(k)
Depreciation, amortization and cost of timber harvested	343	(c)	338	(l)	327	(c)	1,306	(c)	1,328	(l)
Distribution expenses	392		401		395		1,560		1,567
Taxes other than payroll and income taxes	42		41		42		170		171
Restructuring and other charges, net	36	(d)	(19)	(m)	21	(d)	57	(d)	29	(m)
Net (gains) losses on sales and impairments of businesses	52	(e)	—		8	(e)	205	(e)	122	(n)
Antitrust fines	—		—		32	(f)	32	(f)	—
Interest expense, net	113	(g)	135		123		491	(g)	536
Non-operating pension expense	9		429	(o)	9		36		494	(o)
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	400		382		452		1,604		1,781
Income tax provision (benefit)	263	(h)	143	(p)	137		634	(h)	445	(p)
Equity earnings (loss), net of taxes	29		79		27		250		336
Earnings (Loss) From Continuing Operations	166		318		342		1,220		1,672
Discontinued operations, net of taxes	—		—		—		—		345	(q)
Net Earnings (Loss)	166		318		342		1,220		2,017
Less: Net earnings (loss) attributable to noncontrolling interests	1		2		(2)	(i)	(5)	(i)	5
Net Earnings (Loss) Attributable to International Paper Company	$165		$316		$344		$1,225		$2,012
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.42		$0.79		$0.88		$3.10		$4.07
Discontinued operations	—		—		—		—		0.84
Net earnings (loss)	$0.42		$0.79		$0.88		$3.10		$4.91
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.42		$0.78		$0.87		$3.07		$4.02
Discontinued operations	—		—		—		—		0.83
Net earnings (loss)	$0.42		$0.78		$0.87		$3.07		$4.85
Average Shares of Common Stock Outstanding - Diluted	395.6		406.6		395.4		398.8		414.2

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes pre-tax charges of $15 million ($12 million after taxes), $13 million ($10 million after taxes) and $50 million ($38 million after taxes) for three months ended December 31, 2019 and September 30, 2019 and the twelve months ended December 31, 2019, respectively, for the removal of abandoned property at our mills, pre-tax charges of $19 million ($14 million after taxes), $22 million ($17 million after taxes) and $41 million ($31 million after taxes) for the three months ended December 31, 2019 and September 30, 2019 and the twelve months ended December 31, 2019, respectively, for litigation reserves, pre-tax charges of $10 million ($8 million after taxes), $15 million ($11 million after taxes) and $25 million ($19 million after taxes) for the three months ended December 31, 2019 and September 30, 2019 and the twelve months ended December 31, 2019, respectively, for environmental remediation reserve adjustments, a pre-tax charge of $3 million (before and after taxes) for the three months and twelve months ended December 31, 2019 for the fair value adjustment of our remaining investment in India, pre-tax income of $3 million ($2 million after taxes) for the three months and twelve months ended December 31, 2019 for the accrual of a foreign value-added tax refund, a pre-tax charge of $2 million (before and after taxes) for the three months and twelve months ended December 31, 2019 for the write-off of inventory related to the optimization of our EMEA Packaging business, pre-tax income of $7 million ($6 million after taxes) and a pre-tax charge of $9 million ($6 million after taxes) for the three months ended September 30, 2019 and the twelve months ended December 31, 2019, respectively, for costs associated with a multi-employer pension plan exit liability and a pre-tax gain of $9 million ($7 million after taxes) for the three months ended September 30, 2019 and the twelve months ended December 31, 2019 for the sale of a previously closed Oregon mill site.

(b)	Includes a pre-tax charge of $3 million ($2 million after taxes) for the three months and twelve months ended December 31, 2019 for transaction costs associated with the divestiture of our India Papers business.

(c)	Includes a pre-tax charge of $2 million ($1 million after taxes), $1 million (before and after taxes) and $5 million ($4 million after taxes) for the three months ended December 31, 2019 and September 30, 2019 and the twelve months ended December 31, 2019, respectively, for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production.

(d)	Includes a pre-tax charge of $21 million ($16 million after taxes) for the three months and twelve months ended December 31, 2019 for debt extinguishment costs, a pre-tax charge of $15 million ($12 million after taxes) for the three months and twelve months ended December 31, 2019 primarily for severance related to the optimization of our EMEA Packaging business and a pre-tax charge of $21 million ($16 million after taxes) for the three months ended September 30, 2019 and the twelve months ended December 31, 2019 related to an overhead cost reduction initiative.

(e)	Includes a pre-tax loss of $52 million ($42 million after taxes) for the three months and twelve months ended December 31, 2019 related to the impairment of goodwill in our Global Cellulose Fibers business, a loss of $2 million (before and after taxes) and $97 million (before and after taxes) for the three months ended September 30, 2019 and the twelve months ended December 31, 2019, respectively, related to the foreign currency cumulative translation adjustment resulting from the classification of the assets and liabilities of our India Papers business as held for sale, a gain of $1 million (before and after taxes), a loss of $6 million (before and after taxes) and a pre-tax loss of $62 million ($60 million after taxes) for the three months ended December 31, 2019 and September 30, 2019 and the twelve months ended December 31, 2019, respectively, for the impairment of the net assets of our India Papers business and a loss of $1 million (before and after taxes) and a pre-tax gain of $6 million ($5 million after taxes) for the three months and twelve months ended December 31, 2019 related to the sale of a box plant in our EMEA Packaging business.

(f)	Includes a charge of $32 million (before and after taxes) for the three months ended September 30, 2019 and the twelve months ended December 31, 2019 related to an Italian antitrust fine.

(g)	Includes pre-tax income of $3 million ($2 million after taxes) for the three months and twelve months ended December 31, 2019 for interest income associated with the accrual of a foreign value-added tax refund and a charge of $1 million (before and after taxes) for the twelve months ended December 31, 2019 for interest expense associated with foreign tax audits.

(h)	Includes tax expense of $203 million for the three months and twelve months ended December 31, 2019 related to a foreign deferred tax valuation allowance, a tax benefit of $53 million for the three months and twelve months ended December 31, 2019 related to an internal investment restructuring, tax expense of $9 million for the twelve months ended December 31, 2019 related to a tax rate change in Luxembourg, tax expense of $3 million for the twelve months ended December 31, 2019 related to foreign tax audits and a tax benefit of $3 million for the twelve months ended December 31, 2019 related to state income tax legislative changes.

(i)	Includes the allocation of loss to noncontrolling interest of $2 million (before and after taxes) and $9 million (before and after taxes) for the three months ended September 30, 2019 and the twelve months ended December 31, 2019, respectively, associated with the impairment of the net assets of our India Papers business.

(j)	Includes pre-tax charges of $8 million ($6 million after taxes) and $32 million ($24 million after taxes) for the three months and twelve months ended December 31, 2018, respectively, for the removal of abandoned property at our mills, pre-tax income of $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2018 for a litigation settlement recovery, a pre-tax charge of $9 million ($7 million after taxes) for the twelve months ended December 31, 2018 for an environmental remediation reserve adjustment and a pre-tax charge of $9 million ($7 million after taxes) for the twelve months ended December 31, 2018 for a legal settlement.

(k)	Includes a pre-tax charge of $12 million ($9 million after taxes) for the twelve months ended December 31, 2018 for costs associated with our proposal to acquire Smurfit Kappa.

(l)	Includes a pre-tax charge of $1 million (before and after taxes) and $6 million ($5 million after taxes) for the three months and twelve months ended December 31, 2018, respectively, for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production.

(m)	Includes a pre-tax gain of $31 million ($23 million after taxes) for the three months and twelve months ended December 31, 2018 related to the sale of our investment in Liaison Technologies, a pre-tax charge of $10 million ($7 million after taxes) for the three months and twelve months ended December 31, 2018 for debt extinguishment costs, a pre-tax charge of $3 million ($2 million after taxes) for the three months and twelve months ended December 31, 2018 for severance associated with the Riverdale conversion and income of $1 million (before and after taxes) and a pre-tax charge of $47 million ($34 million after taxes) for the three months and twelve months ended December 31, 2018, respectively, related to the optimization of our EMEA Packaging business.

(n)	Includes a pre-tax charge of $122 million ($81 million after taxes) for the twelve months ended December 31, 2018 related to the impairment of fixed assets and an intangible asset in our Brazil Packaging business.

(o)	Includes a pre-tax charge of $424 million ($318 million after taxes) for the three months and twelve months ended December 31, 2018 for a settlement accounting charge associated with an annuity purchase and transfer of pension obligations for approximately 23,000 retirees.

(p)	Includes tax expense of $19 million for the three months and twelve months ended December 31, 2018 related to international investment restructuring, tax expense of $25 million for the three months and twelve months ended December 31, 2018 related to foreign tax audits, a tax benefit of $36 million for the twelve months ended December 31, 2018 related to the Tax Cuts and Jobs Act and tax expense of $9 million for the twelve months ended December 31, 2018 related to state income tax legislative changes.

(q)	Includes pre-tax income of $488 million ($364 million after taxes) for the twelve months ended December 31, 2018 for the gain on the transfer of the North American Consumer Packaging business and pre-tax charges of $25 million ($19 million after taxes) for the twelve months ended December 31, 2018 for transaction costs to transfer the North American Consumer Packaging business.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) Attributable to International Paper Company to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2019	2018	2019	2019	2018
Net Earnings (Loss) Attributable to International Paper Company	$165	$316	$344	$1,225	$2,012
Less: Discontinued operations (gain) loss	—	—	—	—	(345)
Earnings (Loss) from Continuing Operations, including non-controlling interest	165	316	344	1,225	1,667
Add back: Non-operating pension expense	7	322	7	28	371
Add back: Special items expense (income)	258	32	80	515	166
Adjusted Operating Earnings	$430	$670	$431	$1,768	$2,204

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2019	2018	2019	2019	2018
Diluted Earnings per Common Share as Reported	$0.42	$0.78	$0.87	$3.07	$4.85
Less: Discontinued operations (gain) loss	—	—	—	—	(0.83)
Continuing Operations	0.42	0.78	0.87	3.07	4.02
Add back: Non-operating pension expense	0.02	0.79	0.02	0.07	0.90
Add back: Special items expense (income)	0.65	0.08	0.20	1.29	0.40
Adjusted Operating Earnings per Share	$1.09	$1.65	$1.09	$4.43	$5.32
Notes:
The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of non-operating pension expense, items considered by management to be unusual (special items) as reflected in the notes to the Consolidated Statement of Operations and discontinued operations from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings attributable to International Paper is the most directly comparable GAAP measure.

Since diluted earnings per share are computed independently for each period, twelve-month per share amounts may not equal the sum of respective quarters.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended December 31,				Three Months Ended September 30,		Twelve Months Ended December 31,
	2019		2018		2019		2019		2018
Industrial Packaging	$3,810		$4,017		$3,820		$15,326		$15,900
Global Cellulose Fibers	577		736		624		2,551		2,819
Printing Papers	1,067		1,160		1,071		4,291		4,375
Corporate and Inter-segment Sales	44		38		53		208		212
Net Sales	$5,498		$5,951		$5,568		$22,376		$23,306
Operating Profit by Business Segment
	Three Months Ended December 31,				Three Months Ended September 30,		Twelve Months Ended December 31,
	2019		2018		2019		2019		2018
Industrial Packaging	$605		$646		$535		$2,076		$2,277
Global Cellulose Fibers	(45)		93		4		(6)		262
Printing Papers	109		197		162		529		543
Total Business Segment Operating Profit	$669		$936		$701		$2,599		$3,082

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$400		$382		$452		$1,604		$1,781
Interest expense, net	113	(a)	135		123		491	(a)	536
Noncontrolling interest/equity earnings adjustment (h)	(1)		(3)		2	(b)	3	(b)	(10)
Corporate expenses, net	9		8		21		54		67
Corporate special items, net	56	(c)	(21)	(e)	48	(c)	104	(c)	9	(e)
Business special items, net	83	(d)	6	(f)	46	(d)	307	(d)	205	(f)
Non-operating pension expense	9		429	(g)	9		36		494	(g)
Adjusted Operating Profit	$669		$936		$701		$2,599		$3,082
Equity Earnings (Loss) in Ilim S.A., Net of Taxes	$21		$67		$18		$207		$290
Equity Earnings (Loss) in Graphic Packaging International Partners, LLC	$9		$10		$10		$46		$46

(a)	Includes income of $3 million for the three months and twelve months ended December 31, 2019 for interest income associated with the accrual of a foreign value-added tax refund and a charge of $1 million for the twelve months ended December 31, 2019 for interest expense associated with foreign tax audits.

(b)	Includes the allocation of loss to noncontrolling interest of $2 million and $9 million for the three months ended September 30, 2019 and the twelve months ended December 31, 2019, respectively, associated with the impairment of the net assets of our India Papers business.

(c)	Includes charges of $19 million, $22 million and $41 million for the three months ended December 31, 2019 and September 30, 2019 and the twelve months ended December 31, 2019, respectively, for litigation reserves, charges of $10 million, $15 million and $25 million for the three months ended December 31, 2019 and September 30, 2019 and the twelve months ended December 31, 2019, respectively, for environmental remediation reserve adjustments, a charge of $3 million for the three months and twelve months ended December 31, 2019 for the fair value adjustment of our remaining investment in India, a charge of $3 million for the three months and twelve months ended December 31, 2019 for the transaction costs associated with the divestiture of our India Papers business, a charge of $21 million for the three and twelve months ended December 31, 2019 for debt extinguishment costs and a charge of $11 million for the three months ended September 30, 2019 and the twelve months ended December 31, 2019 related to an overhead cost reduction initiative.

(d)	Related to Industrial Packaging, includes charges of $10 million, $9 million, and $35 million for the three months ended December 31, 2019 and September 30, 2019 and the twelve months ended December 31, 2019, respectively, for the removal of abandoned property at our mills, income of $7 million for the three months ended September 30, 2019 and a charge of $9 million for the twelve months ended December 31, 2019 for costs associated with a multi-employer pension plan exit liability, a gain of $9 million for the three months ended September 30, 2019 and the twelve months ended December 31, 2019 for the sale of a previously closed Oregon mill site, a charge of $32 million for the three months ended September 30, 2019 and the twelve months ended December 31, 2019 related to an Italian antitrust fine, a loss of $1 million for the three months ended December 31, 2019 and a gain of $6 million for the twelve months ended December 31, 2019 related to the sale of a box plant in our EMEA Packaging business and a charge of $17 million for the three months and twelve months ended December 31, 2019 related to the optimization of our EMEA Packaging business.

Related to Global Cellulose Fibers, includes charges of $4 million, $3 million, $12 million for the three months ended December 31, 2019 and September 30, 2019 and the twelve months ended December 31, 2019, respectively, for the removal of abandoned property at our mills, a charge of $4 million for the three months ended September 30, 2019 and the twelve months ended December 31, 2019 related to an overhead cost reduction initiative and a charge of $52 million for the three months and twelve months ended December 31, 2019 related to the impairment of goodwill.
Related to Printing Papers, includes a loss of $2 million and $97 million for the three months ended September 30, 2019 and the twelve months ended December 31, 2019, respectively, related to the foreign currency cumulative translation adjustment resulting from the classification of the assets and liabilities of our India Papers business as held for sale, a gain of $1 million, a loss of $6 million and a loss of $62 million for the three months ended December 31, 2019 and September 30, 2019 and the twelve months ended December 31, 2019, respectively, partially offset by the allocation of loss to noncontrolling interest of $2 million and $9 million for the three months ended September 30, 2019 and the twelve months ended December 31, 2019, respectively, for the impairment of the net assets of our India Papers business, a charge of $2 million, $1 million and $5 million for the three months ended December 31, 2019 and September 30, 2019 and the twelve months ended December 31, 2019, respectively, for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production, a charge of $1 million for each of the three months ended December 31, 2019 and September 30, 2019 and $3 million for the twelve months ended December 31, 2019 for the removal of abandoned property at our mills, a charge of $6 million for the three months ended September 30, 2019 and the twelve months ended December 31, 2019 related to an overhead cost reduction initiative and income of $3 million for the three months and twelve months ended December 31, 2019 for the accrual of a foreign value-added tax refund.

(e)	Includes a gain of $31 million for the three months and twelve months ended December 31, 2018 related to the sale of our investment in Liaison Technologies, a charge of $12 million for the twelve months ended December 31, 2018 for costs associated with our proposal to acquire Smurfit Kappa, a charge of $10 million for the three months and twelve months ended December 31, 2018 for debt extinguishment costs, a charge of $9 million for the twelve months ended December 31, 2018 for a legal settlement and a charge of $9 million for the twelve months ended December 31, 2018 for an environmental remediation reserve adjustment.

(f)	Related to Industrial Packaging, includes a charge of $122 million for the twelve months ended December 31, 2018 for the impairment of fixed assets and an intangible asset in our Brazil Packaging business, income of $1 million and a charge of $47 million for the three months and twelve months ended December 31, 2018, respectively, related to the optimization of our EMEA Packaging business, income of $5 million for the three months and twelve months ended December 31, 2018 for a litigation settlement recovery and charges of $5 million and $20 million for the three months and twelve months ended December 31, 2018, respectively, for the removal of abandoned property at our mills.
Related to Global Cellulose Fibers, includes charges of $2 million and $11 million for the three months and twelve months ended December 31, 2018, respectively, for the removal of abandoned property at our mills.
Related to Printing Papers, includes charges of $4 million and $9 million for the three months and twelve months ended December 31, 2018, respectively, for accelerated depreciation and severance charges associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production and a charge of $1 million for the three months and twelve months ended December 31, 2018 for the removal of abandoned property at our mills.

(g)	Includes a charge of $424 million for the three months and twelve months ended December 31, 2018 for a settlement accounting charge associated with an annuity purchase and transfer of pension obligations for approximately 23,000 retirees.

(h)	Operating profits for business segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2019	2018	2019	2019	2018
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (b)	2,644	2,655	2,651	10,454	10,624
Containerboard	769	793	736	2,909	3,229
Recycling	598	582	556	2,388	2,282
Saturated Kraft	34	47	47	174	196
Gypsum /Release Kraft	50	51	49	199	227
Bleached Kraft	5	7	5	22	31
EMEA Packaging (b)	414	363	375	1,538	1,476
Brazilian Packaging (b)	94	88	96	366	351
European Coated Paperboard	105	106	106	417	390
Industrial Packaging	4,713	4,692	4,621	18,467	18,806
Global Cellulose Fibers (In thousands of metric tons) (c)	895	908	878	3,501	3,573
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	459	471	451	1,799	1,886
European & Russian Uncoated Papers	383	374	352	1,456	1,440
Brazilian Uncoated Papers	344	307	301	1,172	1,125
Indian Uncoated Papers	23	68	49	206	263
Printing Papers	1,209	1,220	1,153	4,633	4,714

(a)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(b)	Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.

(c)	Includes North American, European and Brazilian volumes and internal sales to mills.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	December 31, 2019	December 31, 2018
Assets
Current Assets
Cash and Temporary Investments	$511	$589
Accounts and Notes Receivable, Net	3,280	3,521
Contract Assets	393	395
Inventories	2,208	2,241
Other	247	250
Total Current Assets	6,639	6,996
Plants, Properties and Equipment, Net	13,004	13,067
Forestlands	391	402
Investments	1,721	1,648
Financial Assets of Variable Interest Entities	7,088	7,070
Goodwill	3,347	3,374
Right of Use Assets	434	—
Deferred Charges and Other Assets	847	1,019
Total Assets	$33,471	$33,576
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$168	$639
Current Nonrecourse Financial Liabilities of Variable Interest Entities	4,220	—
Accounts Payable and Other Current Liabilities	4,258	4,055
Total Current Liabilities	8,646	4,694
Long-Term Debt	9,597	10,015
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,085	6,298
Deferred Income Taxes	2,633	2,600
Pension Benefit Obligation	1,578	1,762
Postretirement and Postemployment Benefit Obligation	270	264
Long-Term Lease Obligations	304	—
Other Liabilities	640	560
Equity
Invested Capital, Net of Treasury Stock	(695)	(103)
Retained Earnings	8,408	7,465
Total International Paper Shareholders’ Equity	7,713	7,362
Noncontrolling interests	5	21
Total Equity	7,718	7,383
Total Liabilities and Equity	$33,471	$33,576

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Twelve Months Ended December 31,
	2019	2018
Operating Activities
Net earnings (loss)	$1,220	$2,017
Depreciation, amortization and cost of timber harvested	1,306	1,328
Deferred income tax expense (benefit), net	212	133
Restructuring and other charges, net	57	29
Net gain on transfer of North American Consumer Packaging business	—	(488)
Net (gains) losses on sales and impairments of businesses	205	122
Antitrust fines	32	—
Equity method dividends received	273	153
Equity (earnings) losses, net	(250)	(336)
Periodic pension expense, net	93	632
Other, net	120	75
Changes in current assets and liabilities
Accounts and notes receivable	246	(342)
Contract assets	2	(32)
Inventories	(1)	(236)
Accounts payable and accrued liabilities	139	151
Interest payable	(19)	(8)
Other	(25)	28
Cash Provided By (Used For) Operating Activities	3,610	3,226
Investment Activities
Invested in capital projects	(1,276)	(1,572)
Acquisitions, net of cash acquired	(103)	(8)
Net settlement on transfer of North American Consumer Packaging business	—	(40)
Proceeds from divestitures, net of cash divested	81	—
Proceeds from sale of fixed assets	18	23
Other	(20)	28
Cash Provided By (Used For) Investment Activities	(1,300)	(1,569)
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(535)	(732)
Issuance of debt	534	490
Reduction of debt	(1,507)	(1,008)
Change in book overdrafts	(66)	(1)
Dividends paid	(796)	(789)
Net debt tender premiums paid	(18)	(6)
Other	(1)	—
Cash Provided By (Used for) Financing Activities	(2,389)	(2,046)
Effect of Exchange Rate Changes on Cash	1	(40)
Change in Cash and Temporary Investments	(78)	(429)
Cash and Temporary Investments
Beginning of the period	589	1,018
End of the period	$511	$589

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Cash Provided By (Used For) Operating Activities	$928	$821	$3,610	$3,226
Adjustments:
Cash invested in capital projects	(363)	(286)	(1,276)	(1,572)
Free Cash Flow	$565	$535	$2,334	$1,654

Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.